UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2009
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive Fort Collins, Colorado 80525
(Address of principal executive offices)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On May 28, 2009, Douglas S. Schatz, the Chairman of the Board of Directors of Advanced Energy Industries, Inc. (the “Company”), and his wife Jill E. Schatz, as trustees of The Douglas S. Schatz and Jill E. Schatz Family Trust U/A DTD 3/26/02 (the “Trust”) adopted a selling plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Plan”) which provides for the sale of up to 1,692,308 shares of common stock of the Company. Shares will be sold under the Plan on the open market at prevailing market prices and subject to minimum price thresholds specified in the Plan. The Plan was established as part of Mr. and Mrs. Schatz’s personal long term strategy for asset diversification and liquidity. Rule 10b5-1 permits officers and directors of public companies to adopt pre-determined plans for buying or selling specified amounts of stock if the plan is adopted at a time when the purchaser or seller is not aware of any material non-public information. On May 8, 2009, the Trust entered into a series of variable prepaid forward contracts (the “VPF Contracts”) with a securities broker, in order to monetize 1,000,000 shares of common stock of the Company. Upon fulfillment of each of 6 orders under the VPF Contracts, the Trust received a cash payment equal to approximately 84% of the market value of the shares subject to such order and pledged such shares to the securities broker. Pending settlement of such contracts, between May 11, 2010 and December 13, 2010, the Trust will retain all of its voting rights in respect of the pledged shares. The Trust has filed Forms 4 with the Securities and Exchange Commission to report the placement of orders under the VPF Contracts.
     The Company does not undertake to report Rule 10b5-1 plans or any other stock transactions that may be adopted or effected by any officer or director, or to report any modifications or termination of any publicly announced trading plan or transaction, except to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: May 28, 2009	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Vice President & General Counsel